Exhibit 99.1

Investor Contact: The Ruth Group David Burke Tel: 646-536-7009 dburke@theruthgroup.com Media Contact: The Ruth Group Kirsten Thomas Tel: 646-536-7014 kthomas@theruthgroup.com

Evoke Pharma Reports Fourth Quarter and Year End 2014 Results

SOLANA BEACH, CA, March 4, 2015 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the fourth quarter and year ended December 31, 2014.

Dave Gonyer, R.Ph., President and CEO, stated, “By achieving two significant milestones in 2014, we made tremendous progress toward our goal of gaining approval for EVK-001. Most importantly, we initiated our Phase 3 clinical trial for the treatment of symptoms related to diabetic gastroparesis in women. Currently, we have engaged over 50 clinical trial sites which are now all actively screening patients for our study.   In addition, we initiated and successfully concluded the thorough Electrocardiogram (QT) study which demonstrated that EVK-001 caused no QT prolongation, a previously untested cardiac safety measure for metoclopramide. We are very pleased with the successful findings from this study and we look forward to completing the Phase 3 trial, which is the final study required to be completed before submission of our NDA.”

Mr. Gonyer continued, “Entering 2015, we are solely focused on Phase 3 clinical trial enrollment. We continue to work with gastroenterologists across the United States to identify appropriate patients for this trial. Additionally, we have increased our recruitment initiatives for patients with this devastating gastric motility disease and expect to complete enrollment in the second half of 2015.  We believe EVK-001 has the potential to offer a novel and effective alternative treatment for patients that suffer from this disease.”

Fourth Quarter and Year End Financial Review

For the fourth quarter of 2014, net loss was approximately $2.9 million, or $0.48 per share, compared to a net loss of approximately $1.6 million, or $0.27 per share, for the three-month period ended December 31, 2013. For the year ended December 31, 2014, the net loss was approximately $13.2 million, or $2.20 per share. This compares to a net loss of approximately $2.8 million, or $1.20 per share, in 2013.

Research and development expenses totaled approximately $2.2 million for the three months ended December 31, 2014, compared to approximately $636,000 for the three months ended December 31, 2013. For the full year 2014, research and development expenses were approximately $10.0 million compared to approximately $957,000 in the prior year. The year-over-year increase in research and development expense was primarily related to an increase in clinical trial costs associated with the Phase 3 trial and the thorough ECG (QT) study for EVK-001 and a payment to Questcor for achieving a milestone associated with the acquisition of our technology.

For the fourth quarter of 2014, general and administrative expenses were approximately $738,000 compared with approximately $944,000 for the three months ended December 31, 2013. For the year ended December 31, 2014, general and administrative expenses were approximately $3.2 million versus approximately $1.6 million for the full year of 2013. The increase is attributable to an increase in headcount and costs associated with public reporting requirements following the Company’s initial public offering in September 2013.

Total operating expenses for the three months ended December 31, 2014 were approximately $2.9 million, compared to total operating expenses of approximately $1.6 million for the three months ended December 31, 2013. For the year ended December 31, 2014, total operating expenses were approximately $13.2 million compared to $2.6 million for the full year of 2013.

As of December 31, 2014, the Company’s cash and cash equivalents were approximately $14.2 million.

Conference Call and Webcast

Evoke will hold a conference call on Wednesday, March 4, 2015, at 4:30 p.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international callers. The conference ID number for both is 13601725. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.evokepharma.com.

After the live webcast, the event will remain archived on Evoke's website for one year. In addition, a telephonic replay of the call will be available until March 11, 2015. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use event passcode 13601725.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing EVK-001, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. EVK-001 is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through intranasal administration.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations.  These forward-looking statements include statements regarding the timing of enrollment completion of Evoke’s ongoing Phase 3 clinical trial of EVK-001, the potential approval and commercialization of EVK-001 as a new and effective treatment for gastroparesis and Evoke’s completed and ongoing trials and studies serving as a basis for submission of a New Drug Application.  The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Evoke’s business, including, without limitation:  Evoke is entirely dependent on the success of EVK-001, for which it has commenced  a Phase 3 clinical trial and male companion trial, and Evoke cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, EVK-001; the results observed in female patients with symptoms associated with acute and recurrent diabetic gastroparesis in Evoke’s Phase 2b clinical trial of EVK-001 may not be predictive of the safety and efficacy results in the Phase 3 clinical trial; the inherent risks of clinical development of EVK-001, including potential delays in enrollment and completion of the Phase 3 trial as well as potential delays in any other clinical trials and studies; Evoke will require substantial additional funding to complete the Phase 3 clinical trial and potentially commercialize EVK-001 as well as to finance additional development requirements, and may be unable to raise capital when needed, including to fund ongoing operations; the potential for adverse safety findings relating to EVK-001 to delay or prevent regulatory approval or commercialization; Evoke’s reliance on outsourcing arrangements for many of its activities, including clinical development and supply of EVK-001; the ability of Evoke to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidate and the ability to operate its business without infringing the intellectual property rights of others; competition from other pharmaceutical or biotechnology companies; and other risks detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Evoke Pharma, Inc.

Balance Sheets

	December 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$14,155,809	$24,196,691
Prepaid expenses	931,461	234,262
Other current assets	161,436	—
Total current assets	15,248,706	24,430,953
Other assets	53,023	555,505
Total assets	$15,301,729	$24,986,458

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$1,011,629	$284,915
Accrued compensation	697,245	557,399
Other current liabilities	12,313	—
Current portion of long-term debt	150,430	1,442,592
Total current liabilities	1,871,617	2,284,906
Other long-term liabilities	—	6,830
Long-term debt, net of current portion	4,241,448	1,511,461
Total liabilities	6,113,065	3,803,197

Stockholders' equity:
Common stock	611	610
Additional paid-in capital	45,127,202	43,874,119
Accumulated deficit	(35,939,149)	(22,691,468)
Total stockholders' equity	9,188,664	21,183,261
Total liabilities and stockholders' equity	$15,301,729	$24,986,458

Evoke Pharma, Inc.

Statements of Operations

	Three Months Ended		Year Ended December 31,
	2014	2013	2014	2013
Operating expenses:
Research and development	$2,176,388	$636,423	$9,991,855	$956,980
General and administrative	738,012	944,359	3,158,179	1,644,848
Total operating expenses	2,914,400	1,580,782	13,150,034	2,601,828
Loss from operations	(2,914,400)	(1,580,782)	(13,150,034)	(2,601,828)
Other income (expense):
Interest income	1,191	4,398	10,187	7,248
Interest expense	(6,594)	(40,314)	(107,834)	(159,885)
Change in fair value of warrant liability	—	—	—	(82,000)
Total other expense	(5,403)	(35,916)	(97,647)	(234,637)
Net loss	$(2,919,803)	$(1,616,698)	$(13,247,681)	$(2,836,465)
Net loss per common share, basic and diluted	$(0.48)	$(0.27)	$(2.20)	$(1.20)

Weighted-average shares used to compute basic and diluted net loss per share	6,065,841	5,971,236	6,032,560	2,368,006